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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                  http://www.promus-hotel.com

Contact:       Bill Perocchi, Executive Vice President/Chief Financial Officer
               (801) 374-6051

               Gregg Swearingen, Vice President, Investor Relations
               (901) 374-5468

               Ruth Pachman or Mark Semer, Kekst and Company
               (212) 521-4891 or (212) 521-4802


                    SCHULTZ AND KELLEHER TO LEAVE PROMUS UPON
                ELECTION OF NEW CHAIRMAN AND CHIEF EXECUTIVE OFFICER

  --  Two Board Members, Ferris and Rose, Also to Depart
  --  Search for New Chairman and CEO Underway
  --  Merger Integration Process Ahead of Schedule

MEMPHIS, TN, AUGUST 4, 1998 -- The Board of Directors of Promus Hotel Corporation (NYSE:PRH) announced today that it has unanimously decided to seek an individual from outside both the former Doubletree and Promus organizations who would be better suited to move the company to its next stage of profitable growth and to capitalize on the strengths of the Company without reference to past affiliations or corporate philosophies. As a result, Raymond E. Schultz, chairman and chief executive officer of the Company, and Richard M. Kelleher, president and chief executive officer of the Company, have jointly decided to leave Promus as soon as a new chairman and chief operating officer has been named. Mr. Schultz will retire from the Company and Mr. Kelleher will depart to pursue other business opportunities.

The Board also announced that Richard J. Ferris, co-chairman of the former Doubletree Corporation, and Michael D. Rose, former chairman of Promus Hotel Corporation, also would resign from the Board of Directors of the Company at the time that a new chairman and chief executive officer is named.

The Board has formed a search committee to oversee the recruiting process and has initiated steps to retain a professional search firm.

Dale Frey, chairman of the research committee, said, "Although the merger has proceeded extremely well on the operating level, as we looked ahead we agreed that fresh leadership would move us more quickly into the future. We accept the decisions of these four individuals with regret, gratitude and admiration. They have each

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contributed enormously to the creation of a primier lodging company with a portfolio of powerful brands. Their decision to step aside at a time when the company is performing superbly in order to let new leadership build on their accomplishments, and to do so through an orderly and thoughtful transition process, is a tribute to the high regard with which they hold the company, its employees and franchisees, and its shareholders."

Mr. Schultz said, "The merger of Promus and Doubletree is progressing very smoothly at the operating and corporate staff levels, is ahead of schedule, and clearly has been a success. I look forward to a smooth passing of the baton to a strong new leader who shares both Rick's and my enthusiasm for the industry and the outlook for Promus. While I have accelerated my original retirement plans by a year, I do so knowing that Promus is well positioned and its future filled with opportunity."

Mr. Kelleher said, "After much consideration, both Ray and I decided that these steps were necessary for our company to make the most of the merger and capitalize upon future opportunities. These management changes will ensure that Promus is able to continue to forge ahead without looking at the past. I am very proud of our accomplishments over the past year and believe the future of the company is very bright."

Promus Hotel Corporation (NYSE:PRH) is one of the world's premier lodging companies, with system-wide annual revenues of over $5 billion. The company operates, franchises or owns hotels throughout the United States and in Canada, Mexico and Latin America. It is the franchisor and operator of the Doubletree Hotels and Guest Suites, Embassy Suites, Homewood Suites, Club Hotels by Doubletree, Hampton Inn, Hampton Inn & Suites, Embassy Vacation Resort and Hampton Vacation Resort brands. The company also manages non-Promus branded hotels and facilities in the University Hotel & Conference Center division.

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